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                                                                    EXHIBIT 99.1

News From:                      [LOGO]
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Investor Contact: M. Lazane Smith, Chief Financial Officer
                  CompuCom Systems, Inc.
                  (972) 856-3600

Media Contact:    Julie Tunis, Public Relations Manager
                  CompuCom Systems, Inc.
                  (972) 856-3802
                  jtunis@compucom.com


                COMPUCOM ANNOUNCES COMPLETION OF ACQUISTION OF
                            CERTAIN MICROAGE ASSETS

Dallas - January 10, 2001 - CompuCom Systems, Inc., (Nasdaq: CMPC), a digital infrastructure solutions provider, today announced the completion of its acquisition of certain assets of MicroAge Technology Services, LLC ("MTS"), the largest remaining business of MicroAge, Inc.

Under the terms of the transaction, CompuCom paid MicroAge approximately $81 million in cash for the assets purchased, which primarily consist of accounts receivable, inventory and client contracts, and agreed to assume certain liabilities, primarily employee-related, estimated to be approximately $5 million. The final purchase price is subject to certain post closing adjustments.

"CompuCom is committed to providing outstanding service to the clients of MTS and to making it a smooth transition for those associates joining CompuCom from MTS," commented Ed Coleman, CompuCom's president and CEO. "This acquisition provides an excellent opportunity for CompuCom to leverage its operational business model. We anticipate the majority of the assets purchased will be converted to cash within approximately six months," Mr. Coleman concluded.

About CompuCom Systems, Inc.
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CompuCom Systems, Inc. is a leading infrastructure solutions provider.
CompuCom's clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. CompuCom leverages people, process and technology to offer best in class solutions that enable, optimize and operate the digital technology infrastructure. As a Safeguard Scientifics (NYSE:SFE) partner company, CompuCom's infrastructure initiatives leverage Safeguard Scientifics' leadership in identifying, developing and operating premier technology companies in the Internet infrastructure market. CompuCom is accessible via the Internet at www.compucom.com.
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This press release contains certain forward-looking statements regarding revenues, earnings, growth rates, certain business trends and the acquisition of certain assets of MTS that involve risks and uncertainties that could cause actual results to differ materially from the results discussed herein, specifically, the ability to grow product and services revenue; the ability to convert the majority of the purchased assets into cash; the ability to convert the majority of the purchased assets to cash within six months; the ability to leverage CompuCom's operational business model; the ability to retain MTS employees and clients. Other factors that could cause actual results to differ materially are: competitive pricing and supply, the impact of the manufacturer's shift to direct marketing programs may be more significant than anticipated, changes to manufacturers' pricing, price protection, rebate and incentive programs, short-term interest rate fluctuations, general economic conditions and volatility, changes in clients IT purchasing plans and strategies, employee turnover, and possible future litigation, as well as the risks and uncertainties set forth from time to time in the Company's other public reports and filings and public statements. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

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